Exhibit 99.1

For immediate release	June 29, 2007
Crown Crafts Forms Capital Committee
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) announced today that its Board of Directors has formed a Capital Committee consisting of William T. Deyo, Chairman, E. Randall Chestnut, Steven E. Fox and Zenon S. Nie. The Committee is authorized to cause the Company to spend up to $6 million in the aggregate to repurchase from its stockholders shares of the outstanding Series A common stock of the Company between July 1, 2007 and July 1, 2008 and to determine the terms and conditions under which any such repurchases would be made.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Contact:	Olivia Elliott Secretary — Treasurer (225) 647-9124